Exhibit 99.1

China Automotive Systems Reports
UNAUDITED 2020 Third Quarter RESULTS

WUHAN, China, November 12, 2020/PRNewswire/ -- China Automotive Systems, Inc. (Nasdaq: CAAS) ("CAAS" or the "Company"), a leading power steering components and systems supplier in China, today announced its unaudited financial results for the third quarter and nine months ended September 30, 2020.

Third Quarter 2020 Highlights

•	Net sales increased 13.8% to $114.4 million compared with $100.5 million in the third quarter of 2019;

•	Gross profit decreased to $13.6 million and gross margin declined to 11.9% from 17.2% in the third quarter of 2019;

•	Income from operations was $0.1 million compared to income from operations of $4.4 million in the third quarter of 2019;

•	Net income attributable to parent company's common shareholders was $2.4 million, or diluted earnings per share of $0.08, compared to net income attributable to parent company's common shareholders of $4.3 million, or diluted earnings per share of $0.14, in the third quarter of 2019;

•	Approximately 322,000 shares of common stock were repurchased.

First Nine Months of 2020 Highlights

•	Net sales were $271.2 million compared to $315.5 million in the first nine months of 2019;

•	Gross margin was 12.0% compared with 14.8% in the same period last year;

•	Diluted loss per share attributable to parent company's common shareholders was $0.06 compared to diluted earnings per share attributable to parent company's common shareholders of $0.26 for the first nine months of 2019;

•	Net cash flow from operating activities was $52.7 million compared with $4.1 million for the first nine months of 2019;

•	Cash and cash equivalents and pledged cash deposits were $113.5 million as of September 30, 2020.

Mr. Qizhou Wu, the Chief Executive Officer of CAAS, commented, “Our sales regained growth momentum in the third quarter as the Chinese economy has quickly rebounded from the worst effects of the COVID-19 pandemic. According to statistics from the China Association of Automobile Manufacturers (“CAAM”), new passenger car sales rose by 8.5% year-over-year in the month of July, by 6.0% in August and by 8.0% in September. As a leading supplier of steering products for Chinese-branded vehicles, I am pleased that our sales growth outpaced the overall market. We still have work to do but we are encouraged by the positive signs on our way to a strong recovery.”

“With the worst behind us in China, we believe the government will continue to promote policies to ensure continued economic growth and to introduce incentives for domestic consumption which will benefit the automobile industry,” Mr. Wu concluded.

Mr. Jie Li, the Chief Financial Officer of CAAS, commented, “Our operations continued to generate positive operating cash flow and we purchased less capital production equipment in the third quarter of 2020 as our capacity remains sufficient. Maintaining our financial strength has been one of our highest priorities as we continue to strengthen our balance sheet by reducing bank borrowing and controlling inventory. During the 3rd quarter, we also purchased approximately 322,000 shares of common stock in the open market that demonstrates our commitment to enhancing long-term shareholder value.”

Third Quarter of 2020

In the third quarter of 2020, net sales rose 13.8% to $114.4 million compared to $100.5 million in the same quarter of 2019. The increase in net product sales was mainly due to a change in the product mix and higher domestic sales volume of the Company’s hydraulic products combined with increased sales to North American customers. Net product sales to North America grew by 9.8% to $37.0 million compared to $33.8 million for the same quarter in 2019. Net product sales for the Company’s electric power steering (“EPS”) products were $16.7 million, or 14.6% of net sales.

Gross profit was $13.6 million in the third quarter of 2020, compared to $17.3 million in the third quarter of 2019. Gross margin was 11.9% compared to 17.2% for the same period of 2019, mainly due to higher unit costs for EPS and export products compared to the third quarter last year.

Selling expenses were $3.8 million in the third quarter of 2020, compared to $3.6 million in the third quarter of 2019. Selling expenses represented 3.3% of net sales in the third quarter of 2020, compared to 3.6% in the third quarter of 2019.

General and administrative expenses ("G&A expenses") were $5.1 million in the third quarter of 2020, compared to $4.4 million in the same quarter of 2019. The increase was primarily due to higher office expenses. G&A expenses represented 4.5% of net sales in both the third quarter of 2020 and the third quarter of 2019.

Research and development expenses ("R&D expenses") were $6.1 million in the third quarter of 2020, compared to $6.0 million in the third quarter of 2019. R&D expenses represented 5.3% of net sales in the third quarter of 2020 compared with 6.0% in the third quarter last year. The lower R&D percentage was mainly due to more strict cost controls over R&D expenditures.

Net financial expense was $2.3 million in the third quarter of 2020 compared to net financial income of $1.6 million in the third quarter of 2019, which was mainly due to foreign exchange losses compared with foreign exchange gains in last year’s third quarter.

Income from operations was $0.1 million in the third quarter of 2020, compared to income from operations of $4.4 million in the same quarter of 2019. The lower income from operations was mainly due to reduced gross profit and lower gross margin in the third quarter of 2020.

Loss before income tax expenses and equity in earnings of affiliated companies was $2.3 million in the third quarter of 2020, compared to income before income tax expenses and equity in earnings of affiliated companies of $5.3 million in the third quarter of 2019. The loss before income tax expenses and equity in earnings of affiliated companies was mainly due to lower gross profit and the lower income from operations in the third quarter of 2020 compared with the third quarter of 2019.

Net income attributable to parent company's common shareholders was $2.4 million in the third quarter of 2020, compared to net income attributable to parent company's common shareholders of $4.3 million in the third quarter of 2019. Diluted earnings per share were $0.08 in the third quarter of 2020, compared to diluted earnings per share of $0.14 in the third quarter of 2019.

The weighted average number of diluted common shares outstanding was 31,113,374 in the third quarter of 2020, compared to 31,492,035 in the third quarter of 2019.

First Nine Months of 2020

Net sales for the first nine months of 2019 were $271.2 million, compared to $315.5 million in the first nine months of 2019, reflecting the impact of the COVID-19 pandemic on the automobile industry in China and globally. Nine-month gross profit was $32.6 million, compared to $46.6 million in the corresponding period last year. Nine-month gross margin was 12.0%, compared to 14.8% for the corresponding period in 2019. For the nine months ended September 30, 2020, gain on other sales amounted to $2.9 million, compared to $4.9 million for the corresponding period in 2019. Loss from operations was $4.1 million compared to income from operations of $8.1 million in the first nine months of 2019.

Net loss attributable to parent company's common shareholders was $1.8 million compared with net income attributable to parent company's common shareholders of $8.2 million in the corresponding period last year. Diluted loss per share was $0.06 in the first nine months of 2020, compared to diluted earnings per share of $0.26 for the corresponding period in 2019.

As of September 30, 2020, total cash and cash equivalents and pledged cash deposits were $113.5 million. Total accounts receivable including notes receivable were $209.0 million. Accounts payable including notes payable were $201.4 million, and short-term loans were $44.6 million. Total parent company stockholders' equity was $293.2 million as of September 30, 2020, compared to $289.3 million as of December 31, 2019.

Net cash provided by operating activities was $52.7 million in the first nine months of 2020 compared with net cash provided by operating activities of $4.1 million in the first nine months of 2019. Payments to acquire property, plant and equipment were $8.9 million compared with $23.6 million in the first nine months of 2019. Approximately 322,000 shares of common stock were repurchased during the third quarter of 2020, and the Company expects to repurchase more shares in the future, reflecting market conditions.

Business Outlook

Management has increased its revenue guidance from $360 million to $390 million for the full year 2020. This target is based on the Company's current views on operating and market conditions, which are subject to change.

Conference Call

Management will conduct a conference call on November 12, 2020 at 8:00 A.M. EST/9:00 P.M. Beijing Time to discuss these results. A question and answer session will follow management's presentation. To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the "China Automotive Systems" conference call:

Phone Number: +1-877-407-8031 (North America)

Phone Number: +1-201-689-8031 (International)

Mainland China Toll Free: +86-400-120-2840

A replay of the call will be available on the Company’s website under investor relations section.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through ten Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 6 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Chrysler Group LLC and Ford Motor Company in North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. These forward-looking statements include statements regarding the qualitative and quantitative effects of the accounting errors, the periods involved, the nature of the Company's review and any anticipated conclusions of the Company or its management and other statements that are not historical facts. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Form 10-K annual report filed with the Securities and Exchange Commission on March 28, 2019, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. If the outbreak of COVID-19 is not effectively and timely controlled, our business operations and financial condition may be materially and adversely affected as a result of the deteriorating market outlook for automobile sales, the slowdown in regional and national economic growth, weakened liquidity and financial condition of our customers or other factors that we cannot foresee. Any of these factors and other factors beyond our control, could have an adverse effect on the overall business environment, cause uncertainties in the regions where we conduct business, cause our business to suffer in ways that we cannot predict and materially and adversely impact our business, financial condition and results of operations. A prolonged disruption or any further unforeseen delay in our operations of the manufacturing, delivery and assembly process within any of our production facilities could continue to result in delays in the shipment of products to our customers, increased costs and reduced revenue. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

Email: jieli@chl.com.cn

Kevin Theiss

Investor Relations

+1-212-521-4050

Email: Kevin@awakenlab.com

- Tables Follow –

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands of USD, except share and per share amounts)

	Three Months Ended September 30,
	2020	2019
Net product sales ($16,840 and $12,277 sold to related parties for the three months ended September 30, 2020 and 2019)	$114,417	$100,542
Cost of products sold ($7,012 and $6,474 purchased from related parties for the three months ended September 30, 2020 and 2019)	100,842	83,225
Gross profit	13,575	17,317
Gain on other sales	1,497	1,102
Less: Operating expenses
Selling expenses	3,800	3,563
General and administrative expenses	5,142	4,429
Research and development expenses	6,072	5,988
Total operating expenses	15,014	13,980
Income from operations	58	4,439
Other income	350	171
Interest expense	(403)	(787)
Financial (expense)/income, net	(2,313)	1,552
(Loss)/income before income tax expenses and equity in earnings/(loss) of affiliated companies	(2,308)	5,375
Less: Income tax (benefit)/expense	(189)	948
Equity in earnings/(loss) of affiliated companies	3,632	(226)
Net income	1,513	4,201
Net loss attributable to non-controlling interests	(848)	(113)
Accretion to redemption value of redeemable non-controlling interests	(3)	-
Net income attributable to parent company’s common shareholders	$2,358	$4,314
Comprehensive income:
Net income	$1,513	$4,201
Other comprehensive income:
Foreign currency translation income/(loss), net of tax	12,774	(9,703)
Comprehensive income/(loss)	14,287	(5,502)
Comprehensive income/(loss) attributable to non-controlling interests	80	(837)
Comprehensive income/(loss) attributable to parent company	$14,207	$(4,665)

Net income attributable to parent company’s common shareholders per share -

Basic	$0.08	$0.14

Diluted	$0.08	$0.14
Weighted average number of common shares outstanding -
Basic	31,112,076	31,492,035
Diluted	31,113,374	31,492,035

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands of USD, except share and per share amounts)

	Nine Months Ended September 30,
	2020	2019
Net product sales ($40,439 and $39,458 sold to related parties for the nine months ended September 30, 2020 and 2019)	$271,156	$315,483
Cost of products sold ($16,298 and $18,108 purchased from related parties for the nine months ended September 30, 2020 and 2019)	238,598	268,936
Gross profit	32,558	46,547
Gain on other sales	2,935	4,856
Less: Operating expenses
Selling expenses	8,895	10,507
General and administrative expenses	13,330	13,453
Research and development expenses	17,390	19,343
Total operating expenses	39,615	43,303
(Loss)/income from operations	(4,122)	8,100
Other income, net	1,724	1,131
Interest expense	(1,214)	(2,086)
Financial (expense)/income, net	(2,903)	2,439
(Loss)/income before income tax expenses and equity in earnings/(loss) of affiliated companies	(6,515)	9,584
Less: Income taxes	294	1,820
Equity in earnings/(loss) of affiliated companies	3,454	(222)
Net (loss)/income	(3,355)	7,542
Net loss attributable to non-controlling interests	(1,590)	(688)
Accretion to redemption value of redeemable non-controlling interests	(3)	-
Net (loss)/income attributable to parent company’s common shareholders	$(1,768)	$8,230
Comprehensive income:
Net (loss)/income	$(3,355)	$7,542
Other comprehensive income:
Foreign currency translation income/(loss), net of tax	8,171	(10,221)
Comprehensive income/(loss)	4,816	(2,679)
Comprehensive loss attributable to non-controlling interests	(1,059)	(1,454)
Comprehensive income/(loss) attributable to parent company	$5,875	$(1,225)

Net (loss)/income attributable to parent company’s common shareholders per share -

Basic	$(0.06)	$0.26

Diluted	$(0.06)	$0.26
Weighted average number of common shares outstanding -
Basic	31,153,162	31,498,553
Diluted	31,153,619	31,501,108

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Balance Sheets

(In thousands of USD unless otherwise indicated)

	September 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$81,767	$76,715
Pledged cash	31,721	29,688
Accounts and notes receivable, net - unrelated parties	189,144	211,841
Accounts and notes receivable - related parties	19,881	21,164
Inventories	82,011	82,931
Other current assets	35,834	18,974
Total current assets	440,358	441,313
Non-current assets:
Property, plant and equipment, net	136,058	140,481
Land use rights, net	10,392	10,346
Long-term investments	49,754	39,642
Other non-current assets	30,859	28,374
Total assets	$667,421	$660,156

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term loans	$44,588	$46,636
Accounts and notes payable - unrelated parties	189,915	180,175
Accounts and notes payable - related parties	11,518	6,492
Accrued expenses and other payables	48,866	45,341
Other current liabilities	25,918	25,135
Total current liabilities	320,805	303,779
Long-term liabilities:
Long-term government loans	-	7,167
Other long-term payable	2,103	4,948
Long-term tax payable	23,884	26,693
Other non-current liabilities	8,013	8,010
Total liabilities	$354,805	$350,597

Mezzanine equity:
Redeemable non-controlling interests	517	-

Stockholders’ equity:
Common stock, $0.0001 par value - Authorized - 80,000,000 shares; Issued - 32,338,302 and 32,338,302 shares as of September 30, 2020 and December 31, 2019, respectively	$3	$3
Additional paid-in capital	64,273	64,466
Retained earnings-
Appropriated	11,265	11,265
Unappropriated	218,741	221,298
Accumulated other comprehensive income	4,181	(3,462)
Treasury stock - 1,486,526 and 1,164,257 shares as of September 30, 2020 and December 31, 2019, respectively	(5,261)	(4,261)
Total parent company stockholders' equity	293,202	289,309
Non-controlling interests	18,897	20,250
Total stockholders' equity	312,099	309,559
Total liabilities, mezzanine equity and shareholders’ equity	$667,421	$660,156

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Cash Flows

(In thousands of USD unless otherwise indicated)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net (loss)/income	$(3,356)	$7,542
Adjustments to reconcile net (loss)/income from operations to net cash provided by operating activities:
Depreciation and amortization	15,935	13,052
Reversal of provision for doubtful accounts	(360)	(692)
Deferred income taxes	464	(601)
Equity in (earnings)/loss of affiliated companies	(3,454)	222
Loss/(gain) on fixed assets disposals	67	(692)
Government subsidy reclassified from government loans	287	-
(Increase)/decrease in:
Accounts and notes receivable	29,454	16,243
Inventories	2,644	(1,615)
Other current assets	1,214	4,725
Increase/(decrease) in:
Accounts and notes payable	10,493	(28,793)
Accrued expenses and other payables	2,451	(4,374)
Long-term taxes payable	(2,809)	(2,810)
Other current liabilities	(1,330)	1,882
Net cash provided by operating activities	52,741	4,089
Cash flows from investing activities:
Decrease in demand loans and employee housing loans included in other non-current assets	44	185
Cash received from property, plant and equipment sales	1,444	1,164
Payments to acquire property, plant and equipment (including $1,577 and $514 paid to related parties for the nine months ended September 30, 2020 and 2019, respectively)	(8,879)	(23,571)
Payments to acquire intangible assets	(422)	(1,435)
Investment under the equity method	(5,360)	(2,491)
Purchase of short-term investments and long-term time deposits	(42,716)	(19,647)
Government subsidy received for purchase of property, plant and equipment	-	1,898
Proceeds from maturities of short-term investments	21,626	27,040
Cash received from long-term investment	448	579
Net cash used in investing activities	(33,815)	(16,278)
Cash flows from financing activities:
Proceeds from bank loans	39,586	54,675
Repayments of bank loans	(50,550)	(52,486)
Repayments of the borrowing for sale and leaseback transaction	(3,078)	(3,143)
Dividends paid to non-controlling interest holders of non-wholly owned subsidiaries	-	(333)
Cash received from capital contributions by non-controlling interest holder	722	3,542
Deemed distribution to shareholders	(88)	-
Acquisition of non-controlling interest	(81)	-
Repurchase of common shares	(1,000)	(443)
Net cash (used in)/provided by financing activities	(14,489)	1,812
Effects of exchange rate on cash, cash equivalents and pledged cash	2,648	(3,284)
Net increase/(decrease) in cash, cash equivalents and pledged cash	7,085	(13,661)
Cash, cash equivalents and pledged cash at beginning of the period	106,403	115,977
Cash, cash equivalents and pledged cash at end of the period	$113,488	$102,316